Exhibit 99.1

PRESS RELEASE

Contact: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Investors/Media: The Ruth Group Stephanie Carrington (646) 536-7017 scarrington@theruthgroup.com

Kite Realty Group Trust Announces

Second Quarter 2005 Financial Results

Second Quarter 2005 Highlights

•                  Funds From Operations of $0.29 per diluted share

•                  Total revenues for the quarter increased to $22.7 million, up from $7.9 million in the same period of the prior year

•                  Three development projects initiated and one development project transferred to the operating portfolio

•                  Development pipeline increased from $153 million at the end of the first quarter to $201 million as of August 4th, including announcements made subsequent to quarter-end

•                  Two acquisitions of retail operating properties completed for an aggregate purchase price of approximately $52 million

Indianapolis, IN, August 4, 2005 – Kite Realty Group Trust (NYSE:KRG) (“the Company”) today announced results for its second quarter ended June 30, 2005.

Financial statements and exhibits attached to this release include the results of the Company for the three and six months ended June 30, 2005 and the results of the Kite Property Group, the Company’s predecessor, (“the Predecessor”) for the three and six months ended June 30, 2004.

Financial and Operating Results

For the three months ended June 30, 2005, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $8.1 million, or $0.29 per diluted share, for the Kite Portfolio compared to $1.5 million for the Predecessor for the same period in the prior year.  The Company’s allocable share of combined FFO was $5.6 million for the three months ended June 30, 2005 compared with the Predecessor’s allocable share of $0.8 million for the same period in 2004.

For the six months ended June 30, 2005, FFO was $15.6 million, or $0.57 per diluted share, for the Kite Portfolio compared to $3.5 million for the Predecessor in the same period in the prior year.  The Company’s allocable share of combined FFO was $10.9 million for the six months ended June 30, 2005 compared with the Predecessor’s allocable share of $2.1 million for the same period in 2004. Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains (or losses) from sales of properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue for the second quarter of 2005 increased 187% to $22.7 million from $7.9 million for the Predecessor for the same period in 2004.  The Company’s net income for the second quarter of 2005 was $1.8 million, compared to a loss of $0.4 million for the Predecessor in the second quarter of 2004.

The Company’s total revenue for the six months ended June 30, 2005 increased 188% to $42.4 million from $14.7 million for the Predecessor for the same period in 2004.  The Company’s net income for the six months ended June 30, 2005 was $3.6 million, compared to a loss of $0.1 million for the Predecessor for the same period in 2004.

John A. Kite, President and Chief Executive Officer, said, “We reported solid results in the second quarter as we continue to execute our business strategy.  During the second quarter, we initiated three development projects and delivered one development property to the operating portfolio.  Our joint venture strategy, whereby we partner with local developers to source new projects, has been a key component of our recent success.  Our proven ability as a developer is demonstrated by growing our pipeline to over $200 million while converting seven properties from the development pipeline to the operating portfolio since our IPO in August 2004.”

Property Portfolio

At June 30, 2005, the Company owned interests in 36 retail operating properties and in 12 retail development properties, totaling approximately 5.4 million square feet and 1.9 million square feet, respectively.  Occupancy of the retail operating portfolio at quarter-end was at 93.8%.  The Company also owned five commercial operating properties with 662,652 square feet and a related parking garage.  Occupancy of the commercial operating portfolio was at 97.7% as of June 30, 2005.

Acquisition Activities

During the second quarter of 2005, the Company completed the acquisitions of two operating properties:

•                  On May 16, 2005, the Company acquired Plaza Volente, a neighborhood shopping center in Austin, Texas, for a purchase price of approximately $35.9 million.  The H-E-B Grocery anchored center has approximately 156,308 square feet of leaseable area that is 100% leased by a variety of national and local tenants, including Hollywood Video.

•                  On May 16, 2005, the Company acquired Indian River Square, a community shopping center in Vero Beach, Florida, for a purchase price of approximately $16.5 million.  The Office Depot and Bealls Department Store anchored center has approximately 144,246 square feet of owned leaseable area and is currently 100% leased.

These acquisitions were partially financed with $42.0 million of new 10-year fixed rate debt at an annual interest rate of 5.42%.

Development Activities

As of June 30, 2005, the Company had interests in 12 retail properties under development that are expected to total approximately 1.9 million square feet.  Approximately 943,700 square feet is anticipated to be owned by the Company and the remainder will be owned by anchor tenants upon completion of the development.  The total estimated cost of these projects is approximately $176 million, of which approximately $117 million had been incurred as of June 30, 2005.

During the second quarter, the Company initiated three new development projects:

•                  Gateway Shopping Center in Marysville, Washington, a suburb of Seattle, will be a 255,000 square foot community shopping center that includes two shadow anchors, Kohl’s Department Store and Winco Foods, a growing supermarket chain in the Western United States. When fully developed, the center is also expected to include a 30,000 square foot junior box, up to 45,000 square feet of small shops, and five outlots.  Gateway Shopping Center is a joint venture between the Company and White-Leasure Development Company, a private developer headquartered in Boise, Idaho with extensive experience in the Pacific Northwest.  The joint venture’s activities are divided into two phases.  In the first phase, the Company will develop the junior box and three outlots at an estimated project cost of approximately $8.5 million.  Phase II will consist of the development of the small shops and remaining outlots.  In the second half of 2005, the joint venture will have an option to acquire the acreage to support the small shops and remaining outlots.  In addition, an affiliate of the joint venture will perform site work for Kohl’s under a separate agreement.  Site work is underway on Gateway Shopping Center.

•                  Sandifur Plaza in Pasco, Washington, will be a 27,400 square foot neighborhood shopping center featuring a 14,800 square foot build-to-suit Walgreens and 12,600 square feet of small shops.  Sandifur Plaza is owned by two joint ventures.  The Company has an 80% interest in the Walgreens space and a 95% interest in the small shop space.  The total estimated cost of this project is $6.4 million.  The Company plans to sell the project upon completion of construction and lease-up of the small shops.

•                  Cornelius Gateway in Cornelius, Oregon, a suburb of Portland, will be a 36,100 square foot neighborhood shopping center featuring a 14,800 build-to-suit Walgreens and 21,300 square feet of small shops.  Cornelius Gateway is owned by a joint venture in which the Company has an 80% interest.  The total estimated project cost is $9.2 million.  The Company plans to sell the project upon completion of construction and lease up of the small shops.  Construction on Cornelius Gateway began on July 15, 2005.

Also during the second quarter, one development property, Martinsville Shops, was transferred to the operating portfolio.  Located in Martinsville, Indiana, this 11,000 square foot neighborhood shopping center is shadow anchored by Walgreens and is 100% leased.

Subsequent Events

In July 2005, the Company entered into a joint venture with Rossman & Associates, a regional developer, to develop Beacon Hill Shopping Center in Crown Point, Indiana, approximately one hour south of Chicago on Interstate 65.  The first 36 acres of the Beacon Hill project will be a 161,000 square foot community shopping center shadow anchored by a 70,000 square foot Strack and Van Til grocery store.  The total estimated cost for the project is approximately $17 million.  Phase I is currently anticipated to open in the second half of 2006.  The joint venture also owns 46 acres which may be used for expansion of the Beacon Hill Shopping Center.

Also in July 2005, the Company added Zionsville Place, a 37,553 square foot mixed-use retail/commercial center in Zionsville, Indiana, an affluent suburb of Indianapolis, to the development pipeline.  Featuring a combination of small shops and garden-style offices, Zionsville Place will be developed on a seven acre parcel acquired by the Company in December 2004.  The total anticipated project cost is $8.0 million.

Financing Activities

During the second quarter of 2005, the Company entered into an interest rate swap with a notional amount of $15 million and a fixed interest rate of 5.375% maturing August 1, 2007.  The interest rate swap will be utilized to hedge variable cash flows associated with a portion of the Company’s line of credit.

Distributions

On May 13, 2005, the Board of Trustees declared a quarterly cash distribution of $0.1875 per common share for the quarter ended June 30, 2005 to shareholders of record on July 5, 2005.  This distribution was paid on July 19, 2005.

Earnings Guidance

The Company is issuing updated FFO guidance range for 2005 in the range of $1.16 to $1.23 per diluted share.  The following is a reconciliation of the calculation of net income per share to FFO per share:

Guidance Range for 2005	Low	High
Net income per share	$0.43	$0.50
Depreciation and amortization of consolidated entities	0.72	0.72
Depreciation and amortization of unconsolidated entities	0.01	0.01
Funds From Operations	$1.16	$1.23

Earnings Conference Call

Management will host a conference call on Friday, August 5 at 10:00 a.m. EDT/9:00 a.m. CDT to discuss second quarter financial results.  A live Web cast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (877) 407-8035 for domestic callers and (201) 689-8035 for international callers.  After the live Web cast, the call will remain available on Kite Realty Group Trust’s website through September 5, 2005.  In addition, a telephonic replay of the call will be available until August 29, 2005.  The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers.  Please use account number 286 and reservation code 161337 for the telephonic replay.

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.  As of June 30, 2005, Kite Realty Group owned interests in 42 operating properties totaling approximately 6.0 million square feet and in 12 properties under development which are expected to total approximately 1.9 million square feet.

Safe Harbor

Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO estimate), whether as a result of new information, future events or otherwise.

Kite Realty Group Trust

Condensed Consolidated Balance Sheets

As Of June 30, 2005 and December 31, 2004

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets:
Investment properties, at cost:
Land	$133,133,822	$115,806,345
Land held for development	13,694,540	10,454,246
Buildings, improvements and equipment	454,738,831	370,630,075
Construction in progress	74,121,262	52,485,321
	675,688,455	549,375,987
Less: accumulated depreciation	(33,500,935)	(24,133,716)
	642,187,520	525,242,271

Cash and cash equivalents	11,319,570	10,103,176
Tenant receivables, including accrued straight-line rent	8,708,028	5,763,831
Investments in unconsolidated entities, at equity	1,397,758	155,495
Other assets	31,901,628	28,490,060
Total Assets	$695,514,504	$569,754,833

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$409,713,452	$283,479,363
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity	—	837,083
Minority interest	1,177,550	59,735
Other liabilities	57,439,208	58,756,379

Total liabilities	468,330,210	343,132,560

Limited Partners’ interests in operating partnership	69,745,578	68,423,213
		—
Total Shareholders’ equity	157,438,716	158,199,060

Total Liabilities and Shareholders’ Equity	$695,514,504	$569,754,833

Kite Realty Group Trust and

Kite Property Group (Predecessor)

Condensed Consolidated and Combined Statements of Operations

For the Three and Six Months Ended June 30

	The Company	The Predecessor	The Company	The Predecessor
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue:

Minimum rent	$13,798,825	$4,901,039	$26,781,815	$8,170,768

Tenant reimbursements	2,864,558	625,585	5,505,544	1,004,365

Other property related revenue	407,589	576,264	1,356,089	1,391,696

Construction and service fee revenue	5,590,667	1,811,005	8,679,643	4,045,426

Other income (loss), net	79,894	(34,893)	92,459	73,669

Total revenue	22,741,533	7,879,000	42,415,550	14,685,924

Expenses:

Property operating	2,483,552	1,739,007	5,251,058	2,813,560

Real estate taxes	1,905,146	847,791	3,432,906	1,228,490

Cost of construction and services	4,390,955	1,240,376	7,299,339	3,373,782

General, administrative, and other	1,277,102	738,483	2,509,370	1,352,264

Depreciation and amortization	5,485,927	1,542,273	10,434,610	2,452,900

Total expenses	15,542,682	6,107,930	28,927,283	11,220,996

Operating income	7,198,851	1,771,070	13,488,267	3,464,928

Interest expense	4,742,869	2,138,985	8,467,311	3,468,968

Minority interest income	(51,930)	(56,055)	(92,949)	(72,043)

Equity in earnings of unconsolidated entities	126,556	42,508	202,351	25,698

Limited partners’ interest in operating partnership	(779,669)	—	(1,564,759)	—

Net income (loss)	$1,750,939	$(381,462)	$3,565,599	$(50,385)

Basic income per share	$0.09		$0.19

Diluted income per share	$0.09		$0.19

Basic weighted average Common Shares outstanding	19,148,267		19,148,267

Diluted weighted average Common Shares outstanding	19,262,581		19,262,822

Kite Realty Group Trust

Funds From Operations

For the Three and Six Months Ended June 30, 2005 and 2004

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Funds From Operations:

Net income (loss)	$1,750,939	$(381,462)	$3,565,599	$(50,385)
Add: Limited Partners’ interests	779,669	—	1,564,759	—
Add: depreciation and amortization of consolidated entities	5,465,019	1,542,273	10,393,406	2,452,900
Add: depreciation and amortization of unconsolidated entities	79,465	98,754	148,631	364,750
Deduct: minority interest	(14,684)	56,055	(29,368)	72,043
Add: joint venture partners’ interests in net income of unconsolidated entities*	—	38,594	—	179,180
Add: joint venture partners’ interests in depreciation and amortization of unconsolidated entities*	—	166,737	—	500,707
Funds From Operations of the Kite Portfolio	8,060,408	1,520,951	15,643,027	3,519,195

Less: minority interest	—	(56,055)	—	(72,043)
Less: minority interest share of depreciation and amortization	—	(441,976)	—	(656,449)
Less: joint venture partners’ interests in net income of unconsolidated entities	—	(38,594)	—	(179,180)
Less: joint venture partners’ interests in depreciation and amortization of unconsolidated entities	—	(166,737)	—	(500,707)
Less: Limited Partners’ interests	(2,474,545)	—	(4,771,123)	—
Funds From Operations allocable to the Company	$5,585,863	$817,589	$10,871,904	$2,110,816

Basic FFO per Share of the Kite Portfolio	$0.29		$0.57

Diluted FFO per Share of the Kite Portfolio	$0.29		$0.57

Basic weighted average Common Shares and Units outstanding	27,644,198		27,538,947

Diluted weighted average Common Shares and Units outstanding	27,758,512		27,653,503

*  2004 amounts represent the minority and joint venture partners’ interests acquired in connection with the Company’s initial public offering and related formation transactions.

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